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                                                                     EXHIBIT 4.5

                      [FORM OF WARRANT EXCHANGE AGREEMENT]
                       ----------------------------------


                               December ___, 2001

US Unwired Inc.
901 Lakeshore Drive
Lake Charles, Louisiana 70601

IWO Holdings, Inc.
52 Corporate Circle
Albany, New York 12203

Dear Sirs:

     Reference is hereby made to (i) that certain Agreement and Plan of Merger, dated as of December 19, 2001 (the "Merger Agreement"), by and between US UNWIRED INC. ("Parent"), a Louisiana corporation, NORTHEAST UNWIRED INC., a Delaware corporation, and IWO HOLDINGS, INC. (the "Company"), a Delaware corporation and (ii) the Warrant to Purchase Shares of Class B Common Stock of IWO Holdings, Inc. dated __________, _____, issued to the undersigned, entitling the undersigned to purchase up to __________ shares of Class B Common Stock of the Company at an exercise price of $5.74468 per share (the "Old Warrant"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.

     The undersigned hereby acknowledges and agrees, without the further approval or consent of any of the undersigned, the Company or Parent, that, pursuant and subject to the Merger Agreement, at the Effective Time, the Old Warrant will be cancelled and cease to represent a right to acquire shares of Class B Common Stock of the Company and shall automatically be converted into a warrant (the "New Warrant") to purchase __________ shares of Common Stock of Parent (which number is derived by multiplying 50% of the underlying number of shares of Class B Common Stock of the Company subject to the Old Warrant by the Exchange Ratio) at an exercise price of $5.5392 per share (which exercise price is derived by dividing $5.74468 by the Exchange Ratio). The duration and other terms of the New Warrant shall be the same as the Old Warrant, except that (i) all references to the Company shall be deemed to be references to Parent and
(ii) the New Warrant shall be exercisable in full, in whole or in part, at any time on or after the Effective Time.

     The undersigned hereby waives any notice that may be deemed to be required, pursuant to Section 2(c) of the Old Warrant or otherwise, to be delivered by the Company with respect to the transactions contemplated under the Merger Agreement, and hereby acknowledges and agrees that the Old Warrant shall terminate at the Effective Time and no longer be of any force or effect.

     The undersigned has had the opportunity to review each of the Saints SEC Reports (as defined in the Merger Agreement) and is familiar with the business and financial condition, properties, operations and prospects of Parent. The undersigned is familiar with the terms and
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conditions of the Merger and the other transactions contemplated by the Merger
Agreement and has had an opportunity to review the Merger Agreement.

     If the Merger Agreement is terminated for any reason prior to the Effective Time, this agreement shall terminate and become null and void, and each of the undersigned, the Company and Parent will be released, without any further action, from any and all of the obligations arising under this agreement.

                            [signature page follows]




                                       2
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     IN WITNESS WHEREOF, the undersigned has executed this Warrant Exchange
Agreement as of the date first written above.


                              [NAME OF ENTITY, IF APPLICABLE]


                              [By:]  _________________________
                                     Name:
                                     [Title:]

Acknowledgment of
Warrant Exchange Agreement:


US UNWIRED INC.


By:  _________________________
     Name:
     Title:


IWO HOLDINGS, INC.


By:  _________________________
     Name:
     Title: